                                                                   Exhibit 10.15
                                                                   -------------

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                            PATENT LICENSE AGREEMENT

      This Patent License Agreement (this "Agreement") is made by and between Rambus Inc. ("Rambus"), a Delaware corporation with principal offices at 4440 El Camino Real, Los Altos, California 94022 and Intel Corporation ("Intel"), a Delaware corporation, located at 2200 Mission College Blvd., Santa Clara, California 95052 and is effective as of the Effective Date (as defined below).


      WHEREAS, Rambus represents that it owns various patents, utility models and patent applications, in certain countries of the world, in the field of integrated circuit products, systems containing integrated circuit products, methods of operating integrated circuit products, and methods of controlling integrated circuit products;

      WHEREAS, Intel is a worldwide leader in the creation, development, manufacture and sale of integrated circuits;

      WHEREAS, on November 15, 1996 the parties entered into the 1996 Agreement as Amended granting certain licenses between Intel and Rambus;

      WHEREAS, the parties have [*];

      WHEREAS, Intel has [*];

      WHEREAS, the parties hereto now wish to [*];

      WHEREAS, the parties hereto both desire a mutually beneficial, [*] arrangement;

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

      1.    Definitions.

            1.1 "Change of Control" shall mean a transaction or a series of related transactions in which (i) one or more related parties who did not previously own at least a fifty percent (50%) interest in a party to this Agreement obtain at least a fifty percent (50%) interest in such party, including, without limitation, a transfer of all or substantially all of such party's assets, whether by sale, merger, or otherwise, or (ii) a party acquires, by merger, acquisition of assets or otherwise, all or any portion of another legal entity such that the market value of such party immediately after the close of such transaction is, as a result of such transaction, greater than two (2) times the market value of such party immediately prior to such transaction.

            1.2 "Compliant Portion" means only those specific portions of Integrated Circuits that implement an Interface. Any portion of a Compliant Portion which also serves purposes other than to implement an Interface shall not be a Compliant Portion, for purposes of the licenses in Section 4, when, and only when, performing such other functions.

            1.3 "Flash Memory Products" shall mean non-volatile Integrated Circuits which has a primary function of storing data that are electrically programmable and electrically erasable.

            1.4 "Information System Product" shall mean any active circuit element, apparatus, appliance, circuit assembly, computer, device, equipment, firmware, housing, Integrated Circuit, instrumentality, material, method, passive circuit element, process, service, software, substrate or other means for calculating, classifying, combining, computing, detecting, displaying, handling, hosting, imaging, inputting, manifesting, measuring, modifying, networking, originating, photographing, playing, printing, processing, providing, receiving, recording, reproducing, retrieving, scanning, serving, storing, switching, transmitting or utilizing data or other information for business, scientific, control or other purposes, including components and subsystems thereof or supplies therefor.

            1.5 "Integrated Circuit" shall mean an integrated unit comprising one or more active and/or passive circuit elements associated on one or more silicon substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and/or supporting means).

            1.6 "Intel Bus" shall mean a proprietary bus or other data path either of which was first introduced by Intel that (a) is capable of transmitting and/or receiving information within an Integrated Circuit or between two or more Integrated Circuits, together with the set of protocols defining the electrical, physical, timing and functional characteristics, sequences and control procedures of such bus or data path; and (b) to which Intel has not granted a license or committed to grant a license through its participation in a government sponsored, industry sponsored, or contractually formed group or any similar organization that is dedicated to creating publicly available standards or specifications; and (c) which Intel has not publicly disclosed with no obligation of confidentiality.

            1.7 "Intel Architecture Emulator" shall mean any processor that is designed and marketed primarily to be used with software such that the combination of the processor and the software when used in an Information Processing System is capable of processing binaries of software that runs on an Intel Processor.

            1.8 "Intel Compatible Chipsets" shall mean one or more Integrated Circuits that alone or together are capable of (i) electrically interfacing directly (with or without buffering or pin reassignment) with an Intel Processor or Intel Compatible Processor to form the connection between an Intel Processor or Intel Compatible Processor and any other device including, without limitation, processors, input/output devices, and memory; or (ii) communicating directly with any Intel Compatible Processor through an Intel Bus.

            1.9 "Intel Compatible Processor" shall mean any processor that (a) can perform substantially the same functions as an Intel Processor by compatibly executing or otherwise processing (i) a substantial portion of the instruction set of an Intel Processor or (ii) object code versions of applications or other software targeted to run on or with an Intel Processor, in order to achieve substantially the same result as an Intel Processor; or (b) is substantially compatible with an Intel Bus.

            1.10 "Intel Patents" shall mean Patents which Intel or any of its Subsidiaries owns or controls (directly or indirectly), or as to which Intel or any of its Subsidiaries has the right to grant licenses within and of the scope set forth herein, now or hereafter during the term of this Agreement; provided that if such right to grant patent licenses is subject to a requirement to pay consideration to any third party (other than Intel's Subsidiaries or employees of Intel or its Subsidiaries), such patent shall be deemed an "Intel Patent" only if Rambus agrees to bear such payment, but excluding those Patents claiming manufacturing technology, semiconductor structures, chemicals, and validation techniques, and further excluding testing methodologies and packaging provided that testing methodologies and packaging shall be included to the extent reasonably required by the applicable Interface.

            1.11 "Intel Licensed Products" shall mean any product that constitutes: (a) an Information System Product, (b) software or (c) any combination thereof, that if sold, is sold by Intel as Intel's own product (subject to the limitations set forth in Section 6.2) and not on behalf of another, provided that Integrated Circuits shall be "Intel Licensed Products" only so long as they do not bear exclusively one or more third parties' part number(s), name(s), or mark(s).

            1.12 "Intel Processor" shall mean a processor first developed by, for or with substantial participation by Intel, or the design of which has been purchased or otherwise acquired by Intel, including without limitation the Intel 8086, 80186, 80286, 80386, 80486, Pentium(R), Pentium Pro, Pentium(R) II,
Pentium(R) III, Pentium 4, StrongARM, Xscale, Itanium(R) processor, 80860 and 80960 microprocessor families, and the 8087, 80287, and 80387 math coprocessor families. For purposes of this section, " purchased or otherwise acquired by Intel" does not include nonexclusively licensed to Intel.

            1.13 "Intel Proprietary Product" shall mean Intel Processors, Intel Compatible Processors, Intel Architecture Emulators, Intel Compatible Chipsets, any product that contains or implements any Intel Bus, and Flash Memory Products.

            1.14 "Interface" shall mean a proprietary electrical bus or other similar information path either of which was first introduced by Rambus that is capable of transmitting and/or receiving information between two or more Integrated Circuits, together with the set of protocols defining the electrical, physical, timing and functional characteristics, sequences and/or control procedures of such bus or data path.

            1.15 "Patents" shall mean all classes or types of patents, including utility models and applications for the included classes or types of patent rights in all countries of the world that have a first effective filing date on or prior to the expiration of the term or the termination of this Agreement.

            1.16 "Memory Interface" shall mean any Interface which is primarily designed, optimized and marketed by Rambus to connect a logic Integrated Circuit with one or more Memories. An example of a Memory Interface is the Compliant Portion on one or more RAMs, coupled to a memory controller including any intervening sockets or connectors between such RAMs, and the memory controller plus clock sources to provide timing over the Memory Interface, the physical I/O on the memory controller coupled to the RAMs and the digital logic on the memory controller that directly generates and/or controls the transactions to/from the RAMs over such physical I/O.

            1.17 "Memory" means an Integrated Circuit the primary purpose of which is to perform the function of storing digital information.

            1.18 "Other Interface" shall mean any Interface which is neither a Memory Interface nor an Intel Bus.

            1.19 "Rambus Licensed Integrated Circuit" means any Integrated Circuit that is not an Intel Proprietary Product.

            1.20 "Rambus Licensee" is a third party to whom Rambus has granted a license under its intellectual property rights to a Memory Interface and/or an Other Interface.

            1.21 "Rambus Patents" shall mean Patents which Rambus or any of its Subsidiaries owns or controls (directly or indirectly), or as to which Rambus or any of its Subsidiaries has the right to grant licenses within and of the scope set forth herein, now or hereafter during the term of this Agreement; provided that if such right to grant patent licenses is subject to a requirement to pay consideration to any third party (other than Rambus' Subsidiaries or employees of Rambus or its Subsidiaries), such patent shall be deemed a "Rambus Patent" only if Intel agrees to bear such payment.

            1.22 "Subsidiary" shall mean any corporation, partnership, joint venture, limited liability company or other entity, now or hereafter, in which a party owns or controls (either directly or indirectly) either of the following:

                  (a) if such entity has voting shares or other securities, at least fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority and such entity is under no obligation (contractual or otherwise) to directly or indirectly distribute more than seventy percent (70%) of its profits to a third party, or

                  (b) if such entity does not have voting shares or other securities, at least fifty percent (50%) of the ownership interest that represents the right to make decisions for such entity and an interest sufficient to receive at least thirty percent (30%) of the profits of such entity if such profits are distributed.

     An entity shall be deemed to be a Subsidiary under this Agreement only so long as all requisite conditions of being a Subsidiary are met.

            1.23 "1996 Agreement as Amended" shall mean the Semiconductor Technology License Agreement made by and between Intel and Rambus dated November 14, 1996, as amended by the July 10, 1998 Amendment thereto.

            1.24 "Effective Date" means the date of signing by the second party to sign this Agreement, provided that if within fifteen (15) days after the first party signs this Agreement, the other party has not signed this Agreement, the first party's signature shall become void unless otherwise agreed in writing.

      2.    Release From Past Claims.

            2.1   Effective as of the Effective Date of this Agreement:

                  (a) Each party, on behalf of itself and its Subsidiaries, hereby irrevocably releases, acquits, forever discharges and covenants not to sue the other party, its Subsidiaries, and its and their distributors, customers, mediate and immediate, from any and all claims of infringement (direct, induced, indirect, or contributory) of any Patents for acts prior to the Effective Date which, if occurring after the Effective Date, would be licensed hereunder, or would be subject to paragraph (B) of Section 3. If a company becomes a Subsidiary of a party after the Effective Date of this Agreement, and (A) that company is then in litigation, arbitration, before the International Trade Commission, or any other proceeding in which it has asserted any claims against the other party, and (B) claims asserted against such other company by the other party would be released, pursuant to this section, upon the company's becoming a Subsidiary, then, as a condition of such company's obtaining the benefits of this Section 2.1(a) as a Subsidiary, it shall irrevocably release the other party, for no additional consideration, from all such claims. This Section 2.1(a) shall not apply to any acts, prior to the Effective Date, of any successor in interest of either party. For the avoidance of doubt, a party's distributors and customers, mediate and immediate ("Released Customers") are so released from such claims of infringement only with respect to their use, import, offer for sale, or sale of Intel Licensed Products acquired, directly or indirectly, from Intel or its Subsidiaries.

                  (b) In addition, each party releases, acquits, and discharges the other party and its Subsidiaries which are Subsidiaries as of the Effective Date of this Agreement, from any and all claims and/or liabilities of any nature or kind, whether known or unknown, as of the Effective Date, relating to or arising out of the subject matter of this Agreement or the 1996 Agreement as Amended. UPON THE ADVICE OF LEGAL COUNSEL, EACH PARTY AND ITS SUBSIDIARIES WAIVE AGAINST THE OTHER PARTY AND ITS SUBSIDIARIES, ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 AND ANY OTHER STATE OR FEDERAL STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT. SECTION 1542 PROVIDES: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      3. Rambus License to Intel. Subject to the terms and conditions of this Agreement, Rambus, on behalf of itself and its Subsidiaries, grants to Intel and its Subsidiaries a worldwide, nonexclusive, nontransferable license, without right of sublicense, under Rambus Patents to:

                        (i) make, have made (subject to the restrictions of Section 6.1), use, and import, and sell, offer to sell and otherwise dispose of Intel Licensed Products (subject to Section 6.2); and

                        (ii) make, have made (subject to the restrictions of Section 6.1), use, offer to sell, sell and/or import any equipment and practice any method or process for use in the manufacture, sale, offer for sale, or import of Intel Licensed Products.

For purposes of this Section 3, an "Unlicensed IC" shall mean an Integrated Circuit the manufacture, use, import, or sale of which by a third party is unlicensed by Rambus. With respect to each Unlicensed IC acquired by Intel or its Subsidiaries from a third party and incorporated by Intel into an Intel Licensed Product, due to the licenses granted herein:

                  (A) Rambus shall retain all of its rights against such third parties, and no license, covenant not to sue, or other right or benefit shall be implied on behalf of said third party with respect to the Unlicensed IC.

                  (B) The Unlicensed IC is expressly excluded from the scope of Intel's and its Subsidiaries' license (express, implied, or otherwise), but Rambus hereby agrees that it cannot assert any claim against Intel, its Subsidiaries, or their distributors or customers, mediate or immediate, with respect to any such entity's use, importation, offer for sale, or sale of such Unlicensed IC if purchased from Intel as part of an Intel Licensed Product.

                  (C) If however, Intel or its Subsidiaries incorporate such Unlicensed IC into a product that is an Intel Licensed Product, Rambus hereby agrees it cannot assert any claim against Intel, its Subsidiaries, or their distributors or customers, mediate or immediate, with respect to any such entity's use, importation, offer for sale, or sale of such Unlicensed IC.

      4.    Intel License to Rambus.

            4.1   Memory Interfaces. Subject to the terms and conditions of this
                  -----------------
Agreement, Intel, on behalf of itself and its Subsidiaries, grants to Rambus and its Subsidiaries a worldwide, royalty free, nonexclusive license, under Intel Patents pertaining to Memory Interfaces, to design, make, have made (subject to Section 6.1), use, import, offer to sell, and sell or otherwise dispose of any Compliant Portions of Memory Interfaces (alone or as incorporated into products) (subject to Section 6.2) provided that such license does not extend to any part or function of a product in which a Compliant Portion is incorporated that is not itself part of the Compliant Portion. Rambus shall have the right to sublicense (without any right of its sublicensees to further sublicense except to their Subsidiaries) its rights under the Intel Patents to Rambus Licensees but only to the same scope as Rambus has licensed its intellectual property (other than trademarks) necessary to implement such Memory Interface.

            4.2 Rambus shall have the right to obtain [*] as set forth in Exhibit B. This Section 4.2, however, shall not survive any assignment, merger in which Rambus is not the surviving entity, or Change of Control of Rambus without Intel's express written consent.

            4.3   Other Interfaces. Subject to the terms and conditions of this
                  ----------------
Agreement, Intel, on behalf of itself and its Subsidiaries, grants to Rambus and its Subsidiaries a worldwide, royalty free, nonexclusive license, under Intel Patents pertaining to Other Interfaces, to design, make, have made (subject to Section 6.1), use, import, offer to sell, and sell or otherwise dispose of Compliant Portions of Other Interfaces (alone or as incorporated into products) (subject to Section 6.2), provided that such license does not extend to any portion of a product in which a Compliant Portion is incorporated other than such Compliant Portion. Rambus shall have the right to sublicense (without any right of its sublicensees to further sublicense except to their Subsidiaries) its rights under the Intel Patents to Rambus Licensees but only to the same extent Rambus has licensed such Rambus Licensee under Rambus' and its Subsidiaries' intellectual property rights (other than trademarks) necessary to implement the Other Interface, provided that such sublicense shall exclude use of the Compliant Portion in products other than Rambus Licensed Integrated Circuits.

            4.4 In response to a written request from Intel, Rambus will respond within thirty (30) days whether the company named in the request has an Interface license from Rambus, subject to Rambus' confidentiality obligations, if any, to such company. Each party agrees to treat all information provided to the other party under this Section 4.4 as Confidential Information of the disclosing party pursuant to a Corporate Non-disclosure Agreement between the parties.

      5.    Licenses for Subsidiaries.

            5.1   Intention for Subsidiaries to be Bound.

                  (a) Except as expressly set forth herein, the parties intend that this Agreement shall extend to all of each party's Subsidiaries. The parties agree that to the extent they are not already bound, each party shall use reasonable and diligent efforts to ensure that all such Subsidiaries are bound by the terms of this Agreement.

                  (b) Each party agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made by its employees and/or contractors either alone or in conjunction with the employees and/or contractors of one or more of its Subsidiaries or third parties (to the extent legally possible) are licensed under this Agreement. Each party further agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made in substantial part using funding provided directly or indirectly by that party and/or its Subsidiaries are licensed under this Agreement.

                  (c) Notwithstanding the foregoing, however, both parties understand and intend that there are circumstances in which a party could reasonably agree in good faith with an independent third party that the party would not have rights to license and/or enforce Patents directed to inventions developed in conjunction with employees and or contractors of such third party. For example, both parties understand that it could be reasonable under the circumstances for a party to agree in good faith not to have rights to license and/or enforce Patents directed to inventions that arise out of: (i) bona fide joint development projects based in substantial part on the pre-existing technology of an independent third party; or (ii) bona fide joint development projects undertaken with the significant assistance of the employees and/or contractors of an independent third party.

                  (d) Either party to this Agreement shall have the right to request a written confirmation or denial from the other party to this Agreement that a specific Subsidiary is (or is not) bound by this Agreement. A party receiving such a request shall provide such written confirmation (including a full explanation in support of such confirmation or denial) within 30 days after the receipt of the request.

                  (e) In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Patent right of the scope set forth herein, then the license granted herein under such Patent shall be of the broadest scope which the licensing party or any of its Subsidiaries has the right to grant.

                  (f) The parties represent, warrant and covenant that they shall not participate in the creation or acquisition of Subsidiaries where a primary purpose of such creation is to extend the benefits of this Agreement to a third party.

                  (g) The extension of license rights to a Subsidiary shall apply only during the time period when such Subsidiary meets all requirements of a Subsidiary. However, if a Subsidiary of a party that holds any Patents that are licensed to the other party hereunder ceases to meet all requirements of being a Subsidiary, the licenses granted by such Subsidiary to the other party under this Agreement shall continue for the life of such Patents even after such entity ceases to meet all the requirements of being a Subsidiary.

      6.    Limitations on Licenses.

            6.1   Have Made Rights.

                  (a) Each party's and its sublicensee's rights to have products manufactured for it by third parties under the licenses and sublicenses granted under Sections 3 and 4 above shall apply only when the designs, specifications and working drawings for the manufacture of such products to be manufactured by such third party are furnished to the third party manufacturer by the party licensed under this Agreement ("Licensed Party").

                  (b) The parties understand and acknowledge that Intel's Licensed Products may consist of software, and that software is often distributed to end users by providing a single master copy of such software to a distributor, replicator, VAR, OEM or other agent and authorizing

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such agent to reproduce such software in substantially identical form.
Accordingly, the parties agree that the licenses granted in Sections 3 and 4 are intended to apply to the reproduction and subsequent distribution of such software Licensed Products in substantially identical form by such authorized agent.

                  (c) Upon written request of the party to this Agreement that grants the relevant license to the Licensed Party ("Requesting Party"), the Licensed Party shall, within 30 days of receiving such request, inform the Requesting Party in writing whether, and if so to what extent, any manufacturer identified by the Requesting Party is manufacturing any product for the Licensed Party pursuant to the "have made" rights granted under this Agreement.

                  (d) To the extent that Intel acts a foundry for third parties (i.e., by providing manufacturing services for a third party for such third party's Integrated Circuit products), Intel shall be licensed pursuant to this Agreement under any Rambus Patents on semiconductor manufacturing processes or methods.

            6.2   Clarification Regarding Patent Laundering. The parties
                  -----------------------------------------
understand and acknowledge that the licenses granted hereunder are intended to cover only the products of the two parties to this Agreement and their permitted sublicensees, and are not intended to cover manufacturing activities that either party or a sublicensee may undertake on behalf of third parties (patent laundering activities). Similarly, the licenses provided under this Agreement are not intended to cover services provided by the parties or their sublicensees to the extent that such services are provided to or on behalf of a third party using tangible or intangible materials provided by or on behalf of the third party. Accordingly, by way of clarification, the following guidelines are provided to aid the determination of whether a party's or its sublicensees product is licensed as provided herein or whether such product is disqualified from being licensed because circumstances surrounding the manufacture of the product suggest patent laundering.

                  (a) Products that would be licensed (including, without limitation, Application Specific Integrated Circuits "ASICs") are disqualified as licensed products if such products are manufactured on behalf of a third party from designs received in a substantially completed form from a third party for resale to or on behalf of that party.

                  (b) Products (including, without limitation, ASICs) that would be licensed are not disqualified as licensed products under the prohibition against patent laundering set forth in this Section 6.2 if:

                        (i) the party selling such product owns the design of such product and is under no obligation that restricts the sale of such product; or

                        (ii)  the party selling such product has an
unrestricted, royalty-free ownership or license right to the design of such product.

Further, it is understood that Rambus and/or its Subsidiaries have granted, and may in the future grant, to Rambus Licensees the right to incorporate Interfaces into such Rambus Licensee's ASIC products, and it is agreed that such ASIC products, of Rambus, its Subsidiaries, and/or Rambus Licensees, are not disqualified as licensed products under the prohibition on patent laundering in this Section 6.2.

      7.    Waiver of Indirect Infringement Liability.

            7.1 For purposes of this Section 7, "Indirect Infringement" means a claim for infringement where the accused infringer is not directly infringing the subject patent rights(s), but is in some manner contributing to a third party's direct infringement of the subject patent rights(s) by, for example, supplying parts or instructions to the third party that as a result of such parts or instructions enable such third party to infringe directly the subject patent rights(s). Indirect Infringement includes without limitation contributory infringement and inducing infringement.

            7.2 Each party agrees that, unless the licenses it has granted hereunder are terminated pursuant to Section 18, for any of its Patents, it and its Subsidiaries will not assert a claim of Indirect Infringement against the other party or its Subsidiaries licensed hereunder. The parties agree that the foregoing sentence does not and shall not in any way limit their respective rights to assert direct or indirect claims of infringement against third parties.

      8. Limitations. No license or other right is granted, by implication, estoppel or otherwise, to either party under any patents, confidential information or other intellectual property rights now or hereafter owned or controlled by either party except for the licenses and rights expressly granted in this Agreement. Except as described in Sections 4 and 5, nothing in the licenses granted hereunder or otherwise contained in this Agreement shall expressly or by implication, estoppel or otherwise give either party any right to license the other party's Patents to third parties. Nothing contained in this Agreement shall be construed as:

            8.1 a warranty or representation by either party, as to the validity, enforceability, and/or scope of any Patents; or

            8.2 imposing upon either party any obligation to institute any suit or action for infringement of any Patents, or to defend any suit or action brought by a third party which challenges or concerns the validity, enforceability or scope of any Patents; or

            8.3 imposing on either party any obligation to file any patent application or other intellectual property right application or registration or to secure or maintain in force a Patent; or

            8.4 a warranty or representation by either party as to the performance, operation or maintenance of any product of such party or, in the case of Rambus, its sublicensees, manufactured, used or sold pursuant to this Agreement; or.

            8.5 an obligation by either party to furnish any engineering support, technical information, or know-how under this Agreement.

      9.    Warranty Disclaimer.

            ANY PATENTS OF EITHER PARTY, AND ANY CONFIDENTIAL INFORMATION OF EITHER PARTY ARE PROVIDED AND/OR LICENSED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      10.   Indemnification.

            10.1 Rambus disclaims and shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement with respect to Rambus intellectual property rights or otherwise arising out of this Agreement. Rambus shall have no liability arising out of any such actual or alleged intellectual property infringement. Rambus shall have no obligation to intervene in any such infringement action against Intel.

            10.2 Intel disclaims and shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement with respect to Intel intellectual property rights or otherwise arising out of this Agreement. Intel shall have no liability arising out of any such actual or alleged intellectual property infringement. Intel shall have no obligation to intervene in any such infringement action against Rambus.

      11.   Limitation of Liability.

            EXCEPT FOR BREACHES OF THE CONFIDENTIALITY PROVISIONS IN SECTION 20, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THIS AGREEMENT PROVIDED PURSUANT TO THIS AGREEMENT. IN NO EVENT WILL RAMBUS' LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES RECEIVED BY RAMBUS HEREUNDER. IN NO EVENT WILL INTEL'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES PAID OR PAYABLE BY INTEL HEREUNDER, PROVIDED, HOWEVER, THAT THIS MAXIMUM LIABILITY OF INTEL SHALL BE IN ADDITION TO INTEL'S OBLIGATION TO PAY ALL FEES PAYABLE, BUT UNPAID, BY INTEL. THESE LIMITATIONS, HOWEVER, SHALL NOT APPLY TO INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS.

      12. Payments to Rambus. In recognition of the mutual covenants and benefits contained herein, and in return for the license granted above, Intel shall pay to Rambus the amounts, and at the times, specified in Exhibit C.

      13. Intel Reports. If in any calendar quarter twenty percent (20%) or more, on a unit volume basis, of Intel's main memory controllers shipped by Intel in the prior quarter were "Compatible" (as such term is defined in the 1996 Agreement as Amended), then Intel shall so notify Rambus in writing by the forty-fifth (45th) day of the following calendar quarter. If Intel so notifies Rambus for two (2) consecutive calendar quarters, then Intel's notice obligation pursuant to this section shall thereupon terminate.

      14. This Agreement is Non Assignable. This Agreement, or any right or obligation hereunder, is not assignable without the prior written consent of the other party, except as provided in this section and Sections 15 and 17. Any attempted assignment or transfer other than as provided in Sections 15 and 17 shall be considered a material breach of this Agreement by the party attempting such assignment for which the sole and exclusive remedy for the non-assigning party shall be to terminate this Agreement. Rambus shall be entitled to engage in a Change of Control, subject to Section 15.

      15. Change of Control. In the event of a Change of Control of Rambus, Intel shall be entitled, at its option, on written notice to Rambus within thirty (30) days after the later of written notice to Intel of the Change of Control, or the effective date of the Change of Control, to terminate this Agreement. If Intel does not so terminate the Agreement, then as of the effective date of the Change of Control, (i) for purposes of Section 1.15 (Patents) (and therefore Sections 1.10 (Intel Patents) and 1.21 (Rambus Patents)), "during the term of this Agreement" shall be deemed to mean during the term of this Agreement until the effective date of the Change of Control, and (ii) the definitions of Memory Interfaces and Other Interfaces shall be revised to mean only those Memory Interfaces and Other Interfaces that are commercially available as of the effective date of such Change of Control or that become available within one hundred eighty (180) days following such date. For the avoidance of doubt, Rambus Patents shall be limited to those Rambus Patents licensed to or licensable to Intel under this Agreement immediately prior to the Change of Control and such Change of Control shall not under any circumstances cause Intel to be licensed under any additional Patents of an entity acquiring control of Rambus or acquired by Rambus in connection with the Change of Control.

      16.   Limited Right to Suspend Patent License for Sales to Affiliates.

            16.1 For purposes of this Section 16, "Affiliate" means any entity, other than a Subsidiary of Rambus, that is directly or indirectly controlled by, under common control with or that controls Rambus. For purposes of this definition control means direct or indirect ownership of or the right to exercise (a) (i) at least fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; or (ii) at least fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity or (b) an interest sufficient to receive at least thirty percent (30%) of the profits and/or losses of such entity.

            16.2 Notwithstanding anything herein to the contrary, Intel shall have the limited right to suspend the licenses granted under this Agreement to Rambus with respect to sales to or on behalf of an Affiliate of Rambus if:

                  (a) the Affiliate is a direct or indirect customer of Rambus; and

                  (b) the Affiliate initiates a legal or administrative proceeding against Intel and/or any of its Subsidiaries ("Affiliate's Proceeding") alleging that Intel or any of its Subsidiaries infringes a patent right of the Affiliate, and

                  (c) the alleged infringing activity would have been licensed to Intel had the identified patent right been owned or controlled by Rambus.

            16.3 If Intel elects to suspend the licenses granted under this Agreement pursuant to this Section 16, Intel shall give written notice of such suspension to Rambus. The suspension shall apply with respect to products licensed under this Agreement pursuant to the licenses and sublicenses granted to Rambus and only for such products that are sold to such Affiliate. Such suspension shall be effective sixty (60) days following the date of such written notice, and shall allow Intel to assert a claim of infringement against the Affiliate that brought the original claim against Intel. Such suspension shall terminate upon resolution (by settlement, judgment (other than a judgment in Intel's favor), or otherwise) of the Affiliate's Proceeding.

            16.4 Intel agrees that it shall not seek monetary damages against Rambus but rather shall look to the Affiliate for monetary damages. Intel shall not assert a patent claim directly against Rambus until it has first exhausted its legal remedies directly against the Affiliate. If Intel resolves its patent dispute with the Affiliate, either through entrance of a judgment or by settlement of the dispute, Intel agrees that it shall not bring a separate action against Rambus with respect to products sold to such Affiliate.

      17. Intel Assignment to Successor. Intel may transfer or assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business or assets, and which has assumed in writing or by operation of law its obligations under this Agreement.


      18.   Term and Termination.

            18.1 This Agreement shall begin on the Effective Date and, unless earlier terminated, shall remain in force until September 30, 2006 (hereafter the "Expiration Date"). Thereafter, unless this Agreement is terminated prior to the Expiration Date, the licenses and rights described in Sections 3 and 4, and Sections 5, 6, 7 and 8, shall continue for the life of all Rambus Patents and Intel Patents in existence or having a first filing date prior to the Expiration Date (or, as applicable, pursuant to the second sentence of Section 15, prior to the effective date of a Change of Control of Rambus).

            18.2 Either party may terminate this Agreement prior to the Expiration Date in the event of a material breach by the other party which is not cured within 30 days following receipt of a written notice of such material breach under the provisions contained in Section 25.5 below.

            18.3 Intel may, at its option, terminate this Agreement for convenience upon sixty (60) days prior written notice to Rambus.

            18.4 In the event that Intel or any of its Subsidiaries initiates any judicial (including arbitration, International Trade Commission, and similar proceedings, but not including simple disputes over inventorship by Intel or its Subsidiaries, or an employee or other individual obligated to assign the applicable patent to Intel or its Subsidiaries, in the form of interferences in the Patent and Trademark Office or an action under 35 U.S.C. Section 146 or 256 (or any foreign equivalent thereof)) or administrative action or proceeding to challenge the validity and/or enforceability of any Rambus Patent, Rambus may, at its option and as its sole and exclusive remedy therefor under this Agreement, (i) terminate Intel and its Subsidiaries' license to such challenged Patents, or (ii) in the case of the initiation by Intel of any judicial, arbitration, International Trade Commission, or similar proceeding, terminate this Agreement, in each case on written notice to Intel pursuant to Section 18.2, it being expressly agreed that neither Intel nor its Subsidiaries may enjoy a license to such Patent(s) while at the same time seeking to invalidate or render such Patent unenforceable. The parties agree, however, that no right of termination under this section shall arise if the challenge is (a) in response to or defense of an action initiated by Rambus, or (b) required by virtue of a contractual obligation to indemnify a third party in a patent infringement action initiated by Rambus.

            18.5 In the event of a termination prior to the Expiration Date, all licenses, rights, benefits, and obligations shall cease as of the effective date of termination, provided however, that (i) any payment amounts accrued prior to the effective date of termination shall remain due and payable, and
(ii) the provisions of Sections 2, 8, 9, 10, 11, 13, 14, 17, 18.5, 18.6, 19 (to
the extent such licenses survive), 20, 21, 22, 23, 24 and 25 (except 25.3) shall survive any expiration or termination of this Agreement for any reason.

            18.6 Upon (a) any failure by Intel to [*], and thereafter Intel fails to [*], or (b) [*], then immediately [*]:

      (i)   Intel shall be [*] obligated to [*];

      (ii)  Intel shall [*];

      (iii) Intel agrees that this [*] obligation is unconditional and shall not be subject to any defenses, claims, or counterclaims, Intel may have (including without limitation any default by Rambus), which defenses, claims, and counterclaims Intel hereby irrevocably waives; and

      (iv)  Rambus shall be entitled to [*].

      19. Remedies. The parties stipulate that in any action between the parties for breach of this Agreement or infringement of the Patents licensed herein, money damages in an amount to be determined at the trial or in an alternative dispute resolution proceeding will be a complete and adequate remedy and that in no event will either party seek equitable remedies of any sort. Intel and Rambus agree that this Agreement may not be used, in any way, to establish or prove a reasonable royalty under the Rambus Patents.

      20. Confidentiality of Agreement. The parties hereto shall keep this Agreement and the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

            20.1  with the prior written consent of the other party; or

            20.2  to any governmental body having jurisdiction to call therefor;
or

            20.3 subject to Section 20.4 below, as otherwise may be required by applicable securities and other law and regulation or by legal process, including to legal and financial advisors in their capacity of advising a party in such matters; or

            20.4 during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (a) the restrictions are embodied in a court-entered protective order limiting disclosure to counsel and (b) the disclosing party informs the other party in writing at least ten (10) business days in advance of the disclosure;

            20.5 in confidence to legal counsel, accountants, banks and financing sources and their advisors; or

            20.6 by Rambus, to other Rambus licensees to the extent necessary (in Rambus' reasonable opinion) to satisfy contractual obligations to such other Rambus Licensees but only after consulting with Intel regarding the identity of such licensee and obtaining Intel's consent regarding the scope of the disclosure to such Licensee.

      21. Prior Licenses. The 1996 Agreement as Amended shall terminate as of the Effective Date, and the rights and licenses of each party under, or with respect to the patents or other intellectual property of the other party and its Subsidiaries, shall be governed by this Agreement. Any other agreement between the parties (including without limitation, the parties' SerDes Semiconductor Technology Agreement, executed May 24, 2001 ("SerDes Agreement")) shall not be affected by this Agreement. Notwithstanding the foregoing and notwithstanding Section 9.3 or any other provision of the 1996 Agreement as Amended, (i) only the following sections of the 1996 Agreement as Amended shall survive, and only as to acts or events occurring during the term of the 1996 Agreement as Amended: Sections 1, 4.7, 4.8, 6, 7, 8, and 11 (except 11.1 (f)(i)-(f)(iv)); and (ii)
            Section 3.1(a) of the 1996 Agreement as Amended shall survive (provided that it is understood and agreed that, with respect to the definition of "Applicable Intel Intellectual Property Rights" in
            Section 1.27 of the 1996 Agreement as Amended, "the term of this Agreement" shall mean and be limited to the term of the 1996 Agreement as Amended). In addition, the trade secret, copyright, and mask work right licenses granted in the 1996 Agreement as Amended shall continue in full force and effect (but only as to trade secrets, copyrights, and mask work rights licensed prior to the Effective Date of this Agreement), but shall not survive termination of this Agreement prior to the Expiration Date. For the avoidance of doubt, Sections 4.6 and 9 of the 1996 Agreement as Amended are void, and neither party shall have any rights arising out of Section 4.6 or 9 of the 1996 Agreement as Amended.

      22. Warrant Termination. The parties agree that all Intel warrants to purchase Rambus stock, and associated rights, which were granted to Intel in connection with the 1996 Agreement as Amended, are terminated. Within thirty
(30) days after the Effective Date of this Agreement, the parties shall enter into such termination agreements as may be necessary to effect such terminations.

      23. [*]. Within [*] of the Effective Date of this Agreement, both parties agree [*]. Both parties agree that [*]. The [*] is intended [*] as [*], and shall not be construed as [*].

      24. Merger: The terms and conditions herein contained constitute the entire agreement between the parties and supersedes all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, with the exception of the SerDes Agreement. All prior, contemporaneous, and future discussions involving the subject matter set forth in this Agreement are merged in this Agreement. This Agreement may not be amended except in writing signed by a duly authorized representative of the respective parties. Except as set forth in Section 21 above, any other agreements between the parties, including nondisclosure agreements, shall not be affected by this Agreement. No other rights are granted herein except as expressly set forth in this Agreement.

      25.   Miscellaneous.

            25.1  Controlling Law. This Agreement and the interpretation of the
                  ---------------
terms set forth herein shall be governed by and made in accordance with Delaware law.

            25.2  Jurisdiction. Intel and Rambus agree that all disputes and
                  ------------
litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the State of Delaware or of the federal courts sitting therein.

            25.3  Announcement. Upon execution of this Agreement by both
                  ------------
parties, Rambus shall have the right to issue a press release as attached as Exhibit A, announcing this Agreement and stating that the Agreement has a term of five (5) years and covers the licensing of Patents; and that the Agreement includes a lump-sum quarterly payment. Any other disclosure to third parties regarding this Agreement shall be governed by section 20.

            25.4  Dispute Resolution. All disputes arising directly under the
                  ------------------
express terms of this Agreement or the grounds for termination thereof shall be resolved as follows: First, the senior management of both parties shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.

            25.5  Notice. All notices required or permitted to be given
                  ------
hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

                  If to Rambus:                  If to Intel:

                  Rambus Inc.                    Intel Corporation
                  4440 El Camino Real            2200 Mission College Boulevard
                  Los Altos, California 94022    Santa Clara, California 95052
                  Attention:  Vice President,    Attention:  General Counsel
                  Intellectual Property

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

            25.6  Compliance with Laws. Anything contained in this Agreement to
                  --------------------
the contrary notwithstanding, the obligations of the parties hereto and of the Subsidiaries of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto or the Subsidiaries of the parties, and to orders, regulations, directions or requests of any such government.

            25.7  Force Majeure. The parties hereto shall be excused for any
                  -------------
delay in performing any obligation hereunder, other than payment obligations, to the extent such delay is caused by war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God or any causes of like or different kind beyond the reasonable control of the parties.

            25.8  Counterparts. This Agreement may be executed in one or more
                  ------------
counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have cause this Agreement to be signed by duly authorized officers or representatives as of the dates below written.

INTEL CORPORATION                     RAMBUS INC.

By:   /s/ P. S. Otellini              By:   /s/ David Mooring
   --------------------------------       --------------------------------------
Printed Name:  P. S. Otellini         Printed Name:   David Mooring
             ----------------------                 ----------------------------
Title:   EVP                          Title:   President
       ----------------------------          -----------------------------------
Date:   9/14/01                       Date:   9/14/01
      -----------------------------         ------------------------------------

                                    EXHIBIT A
                                    ---------

                 RAMBUS AND INTEL SIGN NEW COMPREHENSIVE PATENT

                             CROSS LICENSE AGREEMENT

      Los Altos/Santa Clara, California. - Sept XX, 2001 -- Rambus Inc. (Nasdaq:RMBS) and Intel Corporation today signed a comprehensive patent cross license agreement that supercedes the prior agreement between the companies.

      The new cross license provides complete patent coverage to Intel for all patents while providing Rambus license coverage necessary for Rambus high-speed interface businesses. The agreement will have positive material impact on Rambus' current financial which Rambus will discuss during its webcast on Monday, September 17, 2001 at 6:00 a.m. Pacific Daylight Time. The specific terms of the agreement are confidential.

      "We have had a long and mutually beneficial relationship with Intel. As an R&D hub for high speed interfaces, Rambus' objective is to produce innovations that will benefit the semiconductor and system industries, and by licensing these innovations to generate a return on our investment to our shareholders." said Geoff Tate, Rambus' chief executive officer. "We believe the RDRAM standard is the best solution for the majority of the market and our top priority, but as evidenced by this license with Intel, we are pleased to license our other memory, communications, and backplane inventions as well."

      "This broad agreement will help Intel continue to be a leader in providing high performance chipsets," said Craig Barrett, Intel president and chief executive officer. "We also look forward to continued cooperation with Rambus in the further development of RDRAM compatible chipsets and communications chips as well their support of Infiniband and other future initiatives."

      About Rambus Inc.

      Rambus Inc. designs, develops and licenses high bandwidth chip-connection technology and provides the comprehensive engineering support necessary for a complete system solution. Rambus' technology and intellectual property are licensed to leading semiconductor suppliers including DRAM, controller and microprocessor manufacturers, ASIC developers, and foundries for use in computer, consumer and networking systems such as personal computers, workstations, servers, game consoles, set top boxes, digital HDTVs, high-speed switches and routers.

      About Intel Corporation

      Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at http://www.intel.com/pressroom.
                      ------------------------------

                                    EXH A-1

      Rambus and RDRAM are registered trademark of Rambus Inc. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

      Intel is a trademark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries


                                    EXH A-2

                                    EXHIBIT B
                                    ---------

                                 CERTAIN RIGHTS

      Intel and its Subsidiaries, will, upon request, grant to Rambus and its Subsidiaries, a [*] pertaining to [*], provided:

      (a) such [*] shall be under terms and conditions that [*]. For purposes of clarification, [*] shall mean [*];

      (b) Intel [*] provided by Intel [*] shall [*]. For the purposes of this Agreement, [*] shall mean [*];

      (c) Intel and its Subsidiaries, will, [*], grant to Rambus and its Subsidiaries, a [*] pertaining to [*], provided:

      (d)   nothing herein shall require that Intel provide Rambus with [*]; and

      (e)   [*] shall be granted under this Exhibit B with respect to [*].

      Promptly upon Rambus' request for [*], the parties shall commence and diligently continue good faith negotiations, using their diligent efforts to conclude such an agreement as soon as possible.


                                    EXH B-1

                                    EXHIBIT C
                                    ---------

                                    PAYMENTS

During the term as described in Section 18 of this Agreement, Intel shall pay to Rambus the following amounts no later than the following dates:

               Payment Date                              Payment Amount
               ------------                              --------------
                   [*]                                        [*]
                   [*]                                        [*]


      In addition, Intel shall thereafter pay to Rambus [*]. Except for [*], which shall be due as described hereinabove, the foregoing [*] payments shall accrue, [*], and shall be due and payable [*].


                                    EXH C-1